Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Jennifer Beugelmans, (646) 201-5447	Jen Saunders, (646) 201-5431
Doug Sherk, (415) 896-6820

PHARSIGHT ANNOUNCES 1-FOR-3 REVERSE STOCK SPLIT

MOUNTAIN VIEW, Calif., November 13, 2007– Pharsight Corporation (OTC Bulletin Board: PHST), a leading provider of software, strategic consulting, and regulatory services for optimizing clinical drug development, today announced that its Board of Directors has approved a one-for-three reverse split of the Company’s stock, to take effect at 5:00 p.m., Eastern Time today, November 13, 2007. Pharsight’s common stock will begin trading on a reverse split-adjusted basis under the same symbol “PHST.OB” beginning Wednesday, November 14, 2007.

At its annual meeting of stockholders held on August 8, 2007, Pharsight received stockholder approval of a proposal authorizing the Pharsight Board of Directors, in its discretion, to effect a reverse stock split of Pharsight’s common stock, at a ratio within the range from one-for-three to one-for-six shares, at any time prior to the 2008 annual meeting of stockholders.

Today’s announcement is consistent with the Company’s stated plans to list its common stock on the Nasdaq Capital Market, which has a minimum bid price requirement of $4. The reverse split is intended to help meet this requirement, and the Company believes it meets all other criteria for listing. Pharsight filed an application to list its common stock on the Nasdaq Capital Market on September 18, 2007.

“We have been pursuing an opportunity to list Pharsight’s common stock on the Nasdaq Capital Market by addressing all corporate reporting and listing requirements, and this reverse stock split should allow us to satisfy the final outstanding criteria of minimum bid price,” said Shawn O’Connor, president, CEO and chairman of Pharsight. “By obtaining listing status on Nasdaq, we believe we can increase the investor audience able to invest in our common stock. We believe that this status coupled with the continued execution of our growth strategy may lead to an increase in our valuation, one that is more in-line with our long-term growth opportunities.”

Every three shares of Pharsight common stock will be combined into one share of Pharsight common stock. The reverse split will reduce the number of shares of Pharsight common stock outstanding from approximately 28.2 million to approximately 9.4 million. The exercise price and the number of shares of common stock issuable under Pharsight’s outstanding warrants and options will be proportionately adjusted to reflect the reverse stock split. Pharsight will not issue any fractional shares of its new common stock as a result of the reverse split. Instead, stockholders will receive a cash payment (based on the closing sales price of the Company’s common stock on the effective date of the reverse split as reported on the Over-the-Counter Bulletin Board).

Existing stockholders will be sent instructions for exchanging existing stock certificates for new stock certificates, and for receiving cash payments for fractional shares.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. Pharsight’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

Safe Harbor

This press release includes forward-looking statements, including statements regarding listing of Pharsight’s common stock on the Nasdaq Capital Market, Pharsight’s growth strategies and opportunities, Pharsight’s valuation and the effectiveness of Pharsight’s reverse stock split. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services; changes in Pharsight’s operating strategies, pricing models or research and development focus; the failure to develop new products and services or to keep pace with technological changes; the failure of the market for Pharsight’s products and services to develop as expected; the failure to generate additional sales from existing customers or to generate sales to new customers; the failure to meet customers’ expectations; uncertainties involved in pharmaceutical drug development; changes in government regulation of the pharmaceutical industry; and uncertainties regarding the listing of our common stock on the Nasdaq Capital Market. There can be no assurance that Pharsight’s common stock will be listed on the Nasdaq Capital Market. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 13, 2007. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

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